EXHIBIT 99.1

Global Gold Corporation Reviews Progress in both Chile and Armenia at Annual Meeting -- Geologist Hrayr Agnerian Elected as a New Director

Friday June 16, 12:42 pm ET

Greenwich, CT -- June 16, 2006 -- Global Gold Corporation (OTCBB-GBGD) (www.globalgoldcorp.com) concluded its annual shareholders meeting on June 15, 2006, where it reviewed its exploration and mining operations at its properties in Armenia and Chile. By the end of the year, the company anticipates results from its current drilling programs at Toukhmanuk and Hankavan. By an approximately eighty percent vote, the shareholders re-elected the current Board of Directors and expressed support for the company's strategy and development. Re-elected as directors were Drury J. Gallagher-Chairman, Van Z. Krikorian-President, and independent directors Nicholas Aynilian of NJA Investments, Ian Hague partner at Firebird Management, LLC, and Mike Mason owner of Mineral Services, LLC. Messrs. Aynilian and Mason serve on the company's audit committee and Messrs Aynilian, Mason, and Hague serve on the company's compensation committee. In addition, Toronto based geologist Hrayr Agnerian of Scott Wilson Roscoe Postle Associates, Inc. (www.rpacan.com) was elected as a new, independent director.

Prior to joining Roscoe Postle, Mr. Agnerian was a District Geologist with a major provincial Crown Corporation, where he was responsible for organization and management of exploration projects and monitoring of exploration joint ventures. He has also worked as a Senior Project Geologist with senior and junior mining companies. Mr. Agnerian is fluent in Armenian, French, and Spanish. He has a working knowledge of Arabic, Dutch, Italian, Portuguese, Russian and Turkish.


Mr. Agnerian has extensive experience in mineral exploration activities, from project generation through management. He has worked in a variety of geological environments across Canada, as well as in Armenia, Brazil, Chile, Cuba, Guyana, Kazakhstan, Kenya, Lebanon, Mali, Mexico, Panama, Peru, Portugal, Russia, South Africa, Spain, Suriname, Tanzania, the United States and Venezuela. As a Consulting Geologist since 1987, Mr. Agnerian has worked on a variety of projects involving estimation of Mineral Resources and Mineral Reserves of gold, massive sulphide and uranium deposits, gemstones and industrial minerals.


Mr. Agnerian has a B.Sc. Degree from the American University of Beirut in Lebanon, a Diploma in Mining Exploration from Delft, the Netherlands, and a M.Sc. (Applied) Degree from McGill University. He is a member of several professional associations and has published on the uranium deposits of the Athabaska Basin in Saskatchewan, the Vezza Gold Deposit in northwestern Quebec, the copper, gold and silver deposits of Chile, the Contour Method of estimating resources and valuation of exploration properties.


In other developments, Sherb & Co., LLP (www.sherbcpa.com) was selected as the company's outside auditor, and the shareholders approved the stock incentive plan described in the proxy materials.


Global Gold Corporation is an international gold mining, development and exploration company with mining properties in Chile and Armenia. Global Gold Corporation is located at 45 East Putnam Avenue, Greenwich, CT 06830. The main phone number is 203-422-2300. More information can be found at www.globalgoldcorp.com.


To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

Contact:
     Drury J. Gallagher
     ggc@globalgoldcorp.com

Source: Global Gold Corporation